Exhibit 5.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Registration Statement on Form F-9 of Thomson Reuters Corporation of our report dated March 9, 2011 relating to consolidated financial statements and the effectiveness of internal control over financial reporting of Thomson Reuters Corporation, which appears in Exhibit 99.1 of the Annual Report on Form 40-F for the year ended December 31, 2010.  We also consent to the reference to us under the heading “Experts” in the preliminary short form base shelf prospectus which forms part of such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants, Licensed Public Accountants
Toronto, Ontario
March 25, 2011